February 2006



                  CODE OF ETHICS AND PERSONAL INVESTMENT POLICY

                                       For

                           Lazard Asset Management LLC
                     Lazard Asset Management Securities LLC
                      Lazard Asset Management (Canada) Inc.
                             Lazard Alternatives LLC

                                       And

                     Certain Registered Investment Companies




         Lazard Asset Management LLC, Lazard Asset Management Securities LLC, Lazard Asset Management (Canada) Inc., Lazard Alternatives LLC (collectively "LAM"), and those U.S.-registered investment companies advised or managed by LAM that have adopted this policy ("Funds"), have adopted this policy in order to accomplish two primary goals: first, to minimize conflicts and potential conflicts of interest between LAM employees and LAM's clients (including the Funds and shareholders of the Funds), and between Fund directors or trustees ("Directors") and their Funds, and second, to provide policies and procedures consistent with applicable law, including Rule 204-2 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act"), to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. In addition, it is LAM's policy that LAM employees should not be engaging in short-term investing, including so-called market timing of any mutual funds, whether or not managed by LAM. This Policy therefore prohibits certain short-term trading activity by LAM employees.

         All employees of LAM, including employees who serve as Fund officers or directors, are "Covered Persons" under this policy and are required to comply with all applicable federal securities laws. Additionally, all Directors are subject to this policy as indicated below.

A. Statement of Principles. All Covered Persons owe a fiduciary duty to LAM's clients when conducting their personal investment transactions. Covered Persons must place the interest of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All Directors owe a fiduciary duty to each Fund of which they are a director and to that Fund's shareholders when conducting their personal investment transactions. At all times and in all matters Directors shall place the interests of their Funds before their personal interests. The fundamental standard to be followed in personal securities transactions is that Covered Persons and Directors may not take inappropriate advantage of their positions.

         Covered Persons are reminded that they also are subject to other policies of LAM, including policies on insider trading, and the receipt of gifts and service as a director of a publicly traded company. Covered Persons must never trade in a security while in possession of material, non-public information about the issuer or the market for those securities, even if the Covered Person has satisfied all other requirements of this policy.

         LAM's Chief Executive Officer has appointed the Chief Compliance Officer as the person who shall be responsible for the implementation of this Code of Ethics and Personal Investment Policy and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below. The Chief Compliance Officer may delegate this function to others in the Legal / Compliance Department, and shall promptly report to LAM's General Counsel or the Chief Executive Officer all material violations of, or deviations from, this policy.

B.       Personal Securities Accounts.

         For purposes of this Policy, "Personal Securities Accounts" include:

1. Any account in or through which securities (including open end mutual funds) can be purchased or sold, which includes, but is not limited to, a brokerage account, 401k account, or variable annuity or variable life insurance policy;

2. Accounts in the Covered Person's or Director's name or accounts in which the Covered Person or Director has a direct or indirect beneficial interest (a definition of Beneficial Ownership is included in Exhibit A);

3.            Accounts in the name of the Covered Person's or Director's spouse;

4. Accounts in the name of children under the age of 18, whether or not living with the Covered Person or Director, and accounts in the name of relatives or other individuals living with the Covered Person or Director or for whose support the Covered Person or Director is wholly or partially responsible (together with the Covered Person's or Director's spouse and minor children, "Related Persons"); (1)

5. Accounts in which the Covered Person or Director or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

         For purposes of this Policy, Personal Securities Accounts do not include:

1. Estate or trust accounts in which a Covered Person, Director, or Related Person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the Covered Person, Director or Related Person with regard to investment decisions prior to execution;

2. Fully discretionary accounts managed by LAM or another registered investment adviser are permitted if, (i) for Covered Persons and Related Persons, the Covered Persons receives permission from the Legal / Compliance Department, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution. Covered Persons with managed accounts must designate that copies of trade confirmations and monthly statements be sent to the Legal / Compliance Department;

3. Direct investment programs, which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer, provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Covered Persons must pre-clear the transaction at the time that the dividend reinvestment plan is being set up. Covered Persons also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the Legal / Compliance Department;

4. 401k and similar retirement accounts that permit the participant to change their investments no more frequently than once per quarter. Such accounts that allow participants to trade more frequently (such as, for example, an "Individually Directed Account"), are Personal Securities Accounts for purposes of this Code.

5. Other accounts over which the Covered Person or Director has no direct or indirect influence or control;

6. Qualified state tuition programs (also known as "529 Programs") where investment options and frequency of transactions are limited by state or federal laws.

C. Opening and Maintaining Employee Accounts. All Covered Persons and their Related Persons must maintain their Personal Securities Accounts at Lazard Capital Markets LLC ("LCM"). If your account is a mutual fund only account, you do not need to maintain it at LCM. Additionally, if LCM does not offer a particular investment product or service, or for Related Persons who, by reason of their employment, are required to conduct their securities transactions in a manner inconsistent with this policy, or in other exceptional circumstances, Covered Persons may submit a request for exemption to the Legal / Compliance Department. For any Personal Securities Account not maintained at LCM Covered Persons and their Related Persons must arrange to have duplicate copies of trade confirmations and statements provided to the Legal and Compliance Department at the following address: Lazard Asset Management LLC,
              Attn: Chief Compliance Officer, 30 Rockefeller Plaza, 59th Floor, New York, NY 10112. All other provisions of this policy will continue to apply to any Personal Securities Account not maintained at LCM.

D.            Securities.

         For purposes of this Policy, "Security" includes, in general, any interest or instrument commonly known as a security including the following:

1.       stocks
2.       bonds
3. shares of open and closed-end funds (including exchange-traded funds) and unit investment trusts
4.       hedge funds
5.       private equity funds
6.       limited partnerships
7.       private placements or unlisted securities
8. debentures, and other evidences of indebtedness, including senior debt, subordinated debt
9.       investment, commodity or futures contracts
10. all derivative instruments such as options, warrants and indexed instruments

         "Security" also includes securities that are "related" to a security being purchased or sold by a LAM client. A "related security" is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

         For purposes of this Policy, Security does not include:

1.     money market mutual funds 2. U.S. Treasury obligations
3. mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government 4. bankers' acceptances 5. bank certificates of deposit 6. commercial paper
7. high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements.

E. Restrictions. The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

1. Conflicts with Client Activity. No security, excluding open end mutual funds, may be purchased or sold in any Personal Securities Account seven
       (7) calendar days before or after a LAM client account trades in the same security.

2. 60 Day Holding Period. Securities transactions, including transactions in mutual funds other than money-market mutual funds, must be for investment purposes rather than for speculation. Consequently, Covered Persons or their Related Persons may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within sixty (60) calendar days (i.e., the security may be purchased or sold on the 61st day), calculated on a First In, First Out (FIFO) basis. All profits from short-term trades are subject to disgorgement. However, with the prior written approval of the Chief Compliance Officer, or in his absence another senior member of the Legal / Compliance Department, and only in the case of hardship, or other rare and/or unusual circumstances, a Covered Person or a Related Person may execute a short-term trade that results in a loss or in break-even status.

       Notwithstanding the above, the 60-day holding period will not apply (although the obligation to pre-clear trades will apply) to shares of exchange traded funds, options on exchange traded funds and open-end mutual funds that seek to track the performance of U.S. broad-based large-capitalization indices (i.e., the QQQ or an S&P 500 Index fund). Nevertheless, short-term trading in shares of these funds is discouraged. If a pattern of frequent trading is detected, the Legal / Compliance Department may reject any order to buy or sell these shares.

3. Initial Public Offerings (IPOs). No transaction for a Personal Securities Account may be made in securities offered pursuant to an initial public offering.

4. Private Placements. Securities offered pursuant to a private placement (e.g., hedge funds, private equity funds or any other pooled investment vehicle the interests or shares of which are offered in a private placement) may not be purchased or sold by a Covered Person without the prior approval of LAM's Chief Executive Officer and the Chief Compliance Officer; however, purchases or sales of Lazard sponsored hedge funds do not require such approval. The Alternative Investments Operations Department instead provides the Legal / Compliance Department on at least a quarterly basis with a report for their review of all Covered Persons' investments in Lazard sponsored hedge funds. In connection with any decision to approve such a private placement, the Legal / Compliance Department will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest. Any Covered Person receiving approval to acquire securities in a private placement must disclose that investment when the Covered Person participates in a LAM client's subsequent consideration of an investment in such issuer and any decision by or made on behalf of the LAM client to invest in such issuer will be subject to an independent review by investment personnel of LAM with no personal interest in the issuer.

5. Hedge Funds. Hedge funds are sold on a private placement basis and as noted above, with the exception of Lazard sponsored hedge funds, are subject to prior approval by LAM's Chief Executive Officer and Chief Compliance Officer. In considering whether or not to approve an investment in a hedge fund, the Chief Compliance Officer or his designee, will review a copy of the fund's offering memorandum, subscription documents and other governing documents ("Offering Documents") in order to ensure that the proposed investment is being made on the same terms generally available to all other investors in the hedge fund. The Chief Compliance Officer may grant exceptions to this general rule under certain circumstances. For example, such as when a family relationship exists between the Covered Person and the hedge fund manager.

      Upon receipt of a request by a Covered Person to invest in a hedge fund, the Legal / Compliance Department will contact the Fund of Funds Group (the "Team") and identify the fund in which the Covered Person has requested permission to invest. The Team will advise the Legal / Compliance Department if the fund is on the Team's approved list or if the Team is otherwise interested in investing clients assets in the fund. If the fund is not on the Team's approved list and the Team is not interested in investing in the fund, the Chief Compliance Officer and the Chief Executive Officer will generally approve the Covered Person's investment, unless other considerations warrant disapproving the investment. If the fund is on the approved list or the Team may be interested in investing in the fund, then the Legal / Compliance Department will determine whether the fund is subject to capacity constraints. If the fund is subject to capacity constraints, then the Covered Person's request will be denied and priority will be given to the Team to invest client assets in the fund. If the fund is not subject to capacity constraints, then the Covered Person will generally be permitted to invest along with the Team. If the fund is on the approved list or the Team may be interested in investing in the fund, then the Covered Person's investment must be made generally on the same terms available to all investors as set forth in the fund's Offering Documents.

6. Speculative Trading. Absent approval from the appropriate compliance personnel, Covered Persons are prohibited from engaging in the trading of options or futures and from engaging in speculative trading, as opposed to investment activity. The Covered Person must wait 60 days from the date of the opening transaction before effecting the closing transaction.

7. Short Sales. Covered Persons are prohibited from engaging in short sales of any security. However, provided the investment is otherwise permitted under this Policy and has received all necessary approvals, an investment in a hedge fund that engages in short selling is permitted.

8. Inside Information. No transaction may be made in violation of the Material Non-Public Information Policies and Procedures ("Inside Information") as outlined in Section 32 of the LAM Compliance Manual; and

9. Directorships. Covered Persons may not serve on the board of directors of any corporation (other than a not-for-profit corporation or a related Lazard entity) without the prior approval of LAM's Chief Compliance Officer or General Counsel.
10. Control of Issuer. Covered Persons and Related Persons may not acquire any security, directly or indirectly, for purposes of obtaining control of the issuer.

F. Prohibited Recommendations. No Covered Person shall recommend or execute any securities transaction for any client account, or, in the case of a Director, for the Director's Fund, without having disclosed, in writing, to the Chief Compliance Officer, or in his absence another senior member of the Legal / Compliance Department, any direct or indirect interest in such securities or issuers (including any such interest held by a Related Person). Prior written approval of such recommendation or execution also must be received from the Chief Compliance Officer, or in his absence another senior member of the Legal / Compliance Department. The interest in personal accounts could be in the form of:

1. Any direct or indirect beneficial ownership of any securities of such issuer;

2.     Any contemplated transaction by the person in such securities;

3.     Any position with such issuer or its affiliates; or

4. Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

G. Transaction Approval Procedures. All transactions by Covered Persons (including Related Persons) in Personal Securities Accounts must receive prior approval as described below. To pre-clear a transaction, Covered Persons must:

1. Electronically complete and "sign" a "New Equity Order", "New Bond Order" or "New Mutual Fund Order" trade ticket located in the Firm's Lotus-Notes e-mail application under the heading "Employee Trades."

2. The ticket is then automatically transmitted to the Legal / Compliance Department where it will be processed. If approved, the Legal / Compliance Department will route mutual fund orders directly to Securities Processing and will route equity and bond orders directly to the trading desk for execution, provided the employee selected the "Direct Execution" option when completing the equity or bond order ticket. For any account not maintained at LCM, the ticket will be returned to the employee.

       Note: In completing an equity or bond order ticket, if the employee does not select the "Direct Execution" button, the ticket will be returned to her/him after Compliance approval for submission to the trading desk, or in the case of an account not maintained at LCM, to the Legal / Compliance Department to indicate that the trade will be executed. In such case, the trade must be submitted within 2 business days or it will expire and be null and void.

        The Legal / Compliance Department endeavors to preclear transactions promptly; however, transactions may not always be approved on the day in which they are received. Certain factors such as time of day the order is submitted or length of time it takes a LAM portfolio manager to confirm there is no client activity, all play a role in the length of time it takes to preclear a transaction. Mutual Fund Orders that are not received by the Legal / Compliance Department by 2:00 p.m. on any business day will most likely not be processed until the next business day (i.e., the order will not receive that business days' net asset value for the relevant mutual fund).

H.     Acknowledgment and Reporting.

1. Initial Certification. Within 10 days of becoming a Covered Person or Director, such Covered Person or Director must submit to the Legal / Compliance Department an acknowledgement that they have received a copy of this policy, and that they have read and understood its provisions. See Exhibit B for the form of Acknowledgement.

2. Initial Holdings Report. Within 10 days of becoming a Covered Person, all LAM personnel must submit to the Legal / Compliance Department a statement of all securities in which such Covered Person has any direct or indirect beneficial ownership. This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer, insurance company, mutual fund or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and
       (iii) the date of submission by the Covered Person. The information provided in this statement must be current as of a date no more than 45 days prior to the Covered Person's date of employment at LAM. Such information should be provided on the form attached as Exhibit B.

3. Quarterly Report. Within 30 days after the end of each calendar quarter, provide information to the Legal / Compliance Department relating to securities transactions executed during the previous quarter for all securities accounts. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

       Note: Covered Persons satisfy this requirement by holding their personal securities accounts at LCM.

4. Annual Report. Each Covered Person shall submit an annual report to the Legal / Compliance Department showing as of a date no more than 45 days before the report is submitted (1) all holdings in securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer, insurance company, mutual fund or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

       Note: Covered Persons satisfy this requirement by certifying annually that all transactions during the year were executed in Internal Accounts or Outside Accounts for which the Legal and Compliance Department receives confirmations and periodic statements.

5. Annual Certification. All Covered Persons and Directors are required to certify annually that they have (i) read and understand this policy and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this policy and (iii) disclosed or reported all personal securities accounts and transactions required to be disclosed or reported pursuant to this Code of Ethics and Personal Investment Policy.

I. Fund Directors. A Director who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make reports solely by reason of being a Director, is required to make the quarterly transactions reports required by Section H (3.) as to any security if at the time of a transaction by the Director in that security, he/she knew, or in the ordinary course of fulfilling his/her official duties as a Fund Director, should have known that during the 15-day period immediately preceding or following the date of that transaction, that security was purchased or sold by that Director's Fund or was being considered for purchase or sale by that Director's Fund.

If a Director introduces a hedge fund to the Team, as previously defined in Section E (5.), the Director is required to inform the Team whether the Director or an affiliated person of the Director has invested in the fund and the terms of such investment. If a Director decides to invest in a hedge fund that he knew or, in the ordinary course of fulfilling his responsibilities as a Director should have known that the hedge fund is held by or is being considered for purchase or sale by the Team, the Director is required, before making the investment, to disclose this to the Team and any different terms or rights that have been granted to the Director. If a Director learns, in the ordinary course of fulfilling his responsibilities as a Director, that the Team has invested in a fund in which the Director has an investment, the Director should advise the Chief Compliance Officer of such investment. J. Exemptions.

1. Purchases or sales of securities which receive the prior approval of the Chief Compliance Officer, or in his absence another senior member of the Legal / Compliance Department, may be exempted from certain restrictions if such purchases or sales are determined to be unlikely to have any material negative economic impact on any client account managed or advised by LAM.

2. Section E (1.) (blackout period) shall not apply to any securities transaction, or series of related transactions, involving up to 500 shares of a security, but not to exceed an aggregate transaction amount of $25,000 of any security, provided the issuer has a market capitalization greater than US $5 billion ("Large Cap/De Minimus exemption"). This exemption does not apply to shares of mutual funds or to option contracts on indices or other types of securities whose value is derived from a broad-based index.

K. Sanctions. The Legal / Compliance Department shall report all material violations of this Code of Ethics and Personal Investment Policy to LAM's Chief Executive Officer, who may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator. L. Confidentiality. All information obtained from any person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization or to the Fund Boards of Directors to the extent required by law, regulation or this policy.

M. Retention of Records. All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act. The Legal / Compliance Department shall have the responsibility for maintaining records created under this policy.

N. Board Review. Fund management shall provide to the Board of Directors of each Fund, on a quarterly basis, a written report of all material violations of this policy, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

O. Other Codes of Ethics. To the extent that any officer of any Fund is not a Covered Person hereunder, or an investment subadviser of or principal underwriter for any Fund and their respective access persons (as defined in Rule 17j-1) are not Covered Persons hereunder, those persons must be covered by separate codes of ethics which are approved in accordance with applicable law.

P.      Amendments.

1. Covered Persons. Unless otherwise noted herein, this policy shall become effective as to all Covered Persons on April 1, 2005. This policy may be amended as to Covered Persons from time to time by the Legal / Compliance Department. Any material amendment of this policy shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 under the 1940 Act.

2. Fund Directors. This policy shall become effective as to a Fund upon the approval and adoption of this policy by the Board of Directors of that Fund in accordance with Rule 17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund. Any material amendment of this policy that applies to the Directors of a Fund shall become effective as to the Directors of that Fund only when the Board of Directors of that Fund has approved the amendment in accordance with Rule 17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund.

Exhibit A
                                EXPLANATION OF BENEFICIAL OWNERSHIP


       You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "Pecuniary Interest" in the Securities.

       You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

       The following are examples of an indirect Pecuniary Interest in
Securities:

1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit. "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2. Your interest as a general partner in Securities held by a general or limited partnership.

3. Your interest as a manager-member in the Securities held by a limited liability company.

       You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

       The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.            Your ownership of a vested interest in a trust.

3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of "beneficial ownership". For purposes of the attached policy, "beneficial ownership" shall be interpreted in the same manner, as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Exhibit B
                  LAM ACKNOWLEDGEMENT & INITIAL HOLDINGS REPORT
                               Pursuant to Code of Ethics and Personal
                                 Investment Policy (the "Policy")

This report must be completed and returned to the Legal / Compliance Department within 10 days of employment.


Name:  ________________________________    Date of Employment:  _______________
           (Please print)

Account Information:

|_| I do not have a beneficial interest in any account(s) with any financial services firm.

|_| I maintain the following account(s). Please list any broker, dealer, insurance company, mutual fund or bank, which holds securities for your direct or indirect benefit as of the date of your employment. This includes 401k accounts, insurance company variable insurance contracts, mutual fund-only accounts.*


---------------------------------------- ------------------ ---------------------- -------------------- ------------
                                          Type of Account
                                            (Brokerage,
                                           Mutual Fund,
                                             Variable
                                          Annuity, 401k.)                                                Is this a
                                                                                   Account Number         Managed
Name of Financial Services Firm                             Name on Account                              Account?
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*401k accounts and similar retirement accounts that permit the participant to change their investments no more frequently than once per quarter need not be reported.

Securities Holdings Information:
For each of the accounts listed above, attach to this report a copy of your most recent statements(s) listing all of your securities holdings. All statements must be current as of a date no more than 45 prior to your date of employment at LAM. In addition, please list in the space provided below holdings in hedge funds, private equity funds, limited partnerships or any other type of security that may not be held in an account listed above.

---------------------------------------- ----------------------- ----------------- ----------------------------------


Description of Security                  Type of Security        No. of Shares     Principal Amount Invested
---------------------------------------- ----------------------- ----------------- ----------------------------------
---------------------------------------- ----------------------- ----------------- ----------------------------------


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
|_|      I have no securities holdings to report.

I certify that I have received a copy of the Policy, and that I have read and understood its provisions. I further certify that this report represents a complete and accurate description of my account(s) and securities holdings as of my initial date of employment. The information provided is current as of a date no more than 45 days prior to my employment at LAM.


Signature:  ____________________________________     Date:  ___________________



(1) Unless otherwise indicated, all provisions of this Code apply to Related Persons.